Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports 4Q and full-year 2012 results

•                  Net Revenues declined YOY by $7.3 million (2.5%) for 4Q and $19.3 million (1.6%) for the year

•                  Adjusted EBITDA decreased YOY by $3.9 million (4.6%) for 4Q and $3.6 million (1.0%) for the year

•                  Majority of properties improved both 4Q and Full-Year Adjusted EBITDA Margins YOY

•                  Adjusted EPS increased YOY by $0.11 (52.4%) for 4Q and $0.36 (20.7%) for the year

•                  Progress made toward completion of pending merger with Pinnacle Entertainment, Inc.

LAS VEGAS, Thursday, Feb. 7, 2013 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended Dec. 31, 2012.

Fourth Quarter 2012 Results

Consolidated net revenues for the fourth quarter decreased year over year by $7.3 million (2.5%), to $288.8 million.  New competition in Kansas City and a more challenging competitive environment in the Chicagoland market adversely impacted the quarterly results. Net revenues for Kansas City and East Chicago decreased $4.5 million (8.1%) and $2.0 million (3.7%), respectively, representing 88.1% of the consolidated net revenue decline from the fourth quarter of 2011.  The Jackpot properties had a year-over-year net revenue decline of $0.8 million (5.8%), mostly as a result of lower than expected slot hold.  The year-over-year variances in net revenues at the other four properties were relatively modest, with declines at Council Bluffs and Vicksburg and increases at Black Hawk and St. Charles.

Please refer to the tables beginning on page 13 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

For the fourth quarter of 2012, consolidated Adjusted EBITDA decreased $3.9 million (4.6%) from the prior-year fourth quarter.  The combined effects of new competition in the Kansas City market, a favorable property tax adjustment in Black Hawk in the prior-year fourth quarter and a year-over-year increase in the gaming tax rate in Colorado accounted for $3.1 million, or 80.8% of the year-over-year consolidated Adjusted EBITDA decline.  The balance of the decline is substantially attributable to $0.7 million in expenses related to our recently terminated efforts to pursue a gaming license in western Massachusetts, as Adjusted EBITDA at each of our other properties and other corporate expense were relatively stable year over year.  Fourth quarter 2012 Adjusted EBITDA excludes the impact of an $8.6 million impairment of the land value in Springfield, Massachusetts, $6.7 million in merger costs, $0.9 million in expensed design costs and $0.2 million in non-capitalizable costs associated with the development of our luxury casino resort in Lake Charles, La.

Consolidated Adjusted EBITDA margin decreased from 28.4% in the fourth quarter of 2011 to 27.8% in the current-year fourth quarter, which is within what we consider to be the normal range of fluctuation for our operating performance due to the uncontrollable nature of various factors that can affect revenue and certain expenses.  We generated operating income of $32.5 million in the fourth quarter of 2012, compared to $44.1 million in the same period in 2011.

For the quarter ended Dec. 31, 2012, we reported net income of $1.2 million, compared to net income of $7.4 million for the same period in 2011.  Diluted earnings per share were $0.04 for the fourth quarter of 2012, compared to diluted earnings per share of $0.22 in the prior-year fourth quarter.  Our Adjusted EPS of $0.32 for the quarter ended Dec. 31, 2012 represents an increase of $0.11 over Adjusted EPS for the 2011 fourth quarter.  The year-over-year improvement in Adjusted EPS was mostly attributable to a lower effective income tax rate and a reduction in non-cash stock-based compensation expense, which was elevated in the 2011 fourth quarter from the accelerated recognition of expense resulting from certain equity award modifications.

Our St. Charles property posted year-over-year growth in all three of our key property financial metrics - net revenues, Adjusted EBITDA and Adjusted EBITDA margin.  As anticipated, an Interstate 70 bridge maintenance project resulted in the closure of four of the 10 lanes near our property commencing in November 2012 for approximately one year.  Although disruption from this maintenance project did not appear to significantly impact the property’s performance during the fourth quarter of 2012, the nearest competitor underwent an ownership change at about the same time as the partial closure of the bridge, and this competitor was closed intermittently during the transition to facilitate system changes.  The competing property is currently in the process of rebranding and is undergoing some renovations to its casino floor.  As a result, the fourth quarter results may not reflect the level of disruption our St. Charles property will experience from the bridge maintenance project for the duration of the project.

Full Year 2012 Results

Consolidated net revenues for fiscal year 2012 were $1.20 billion, a $19.3 million (1.6%) decrease from $1.21 billion in 2011. Consolidated Adjusted EBITDA for 2012 declined $3.6 million (1.0%) from 2011, to $361.6 million.  Slightly more than one-third of this variance is attributable to $1.3 million in expenses related to the now-terminated pursuit of a Massachusetts gaming license. Excluding those expenses and the results of our properties in Kansas City and East Chicago that were adversely impacted by the competitive environment changes for most of 2012, annual consolidated net revenues and consolidated Adjusted EBITDA improved year over year by $6.4 million (0.8%) and $4.1 million (1.7%), respectively.  In 2012, Black Hawk, Council Bluffs and Vicksburg improved from the prior year in all three of our key property financial metrics.

Our efficient operating model produced an increase in consolidated Adjusted EBITDA margin from 30.1% in 2011 to 30.3% in 2012, notwithstanding the Massachusetts development expenses.  The majority of our properties improved Adjusted EBITDA margin from 2011.

For the full year, consolidated net income increased from $6.8 million in 2011 to $76.3 million in 2012.  The pre-tax impairment charge of $8.6 million relating to the Massachusetts land negatively affected 2012 net income by $5.1 million on an after-tax basis.  A pre-tax loss on early retirement of debt of $85.3 million ($55.1 million on an after-tax basis) adversely impacted 2011.

Adjusted EPS was $2.10 for the year ended Dec. 31, 2012, compared to $1.74 for 2011.  Adjusted EPS for 2012 was favorably impacted by the reduction from 2011 of approximately 7.4 million weighted-average diluted shares outstanding, a lower effective income tax rate and a decrease in stock-based compensation expense.

Ameristar Casino Resort Spa Lake Charles

Construction of Ameristar Casino Resort Spa Lake Charles began on July 20, 2012 and is expected to open in the third quarter of 2014.  The resort is being developed on a leased 243-acre site and will include a casino with approximately 1,600 slot machines and 60 table games, a hotel with 700 guest rooms (including 70 suites), a variety of food and beverage outlets, an 18-hole golf course, a tennis club, swimming pools, a spa and other resort amenities, and approximately 3,000 parking spaces, 1,000 of which will be in a garage.

The cost of the project (including the purchase price) is expected to be between $560 million and $580 million, excluding capitalized interest and pre-opening expenses.  Through Dec. 31, 2012, total invested capital in the Lake Charles project was $107.4 million, including purchase price, capital expenditures and escrow deposits.  To date, we have not made any borrowings under our revolving credit facility related to the Lake Charles project.

Additional Financial Information

Cash and Cash Equivalents.  At Dec. 31, 2012, total cash was $89.4 million, representing an increase of $3.7 million from total cash as of Dec. 31, 2011.

Debt.  At Dec. 31, 2012, the face amount of our outstanding debt was $1.92 billion, a decrease of $15.4 million from Dec. 31, 2011. Net repayments in the fourth quarter of 2012 totaled $3.0 million.  As of Dec. 31, 2012, we had $496.0 million available for borrowing under the revolving credit facility.  At Dec. 31, 2012, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 6.50:1.  As of that date, our Total Net Leverage Ratio was 5.08:1.

Capital Expenditures.  For the quarters ended Dec. 31, 2012 and 2011, capital expenditures totaled $50.0 million and $36.5 million, respectively.  Fourth quarter 2012 capital expenditures included $31.6 million associated with the Lake Charles construction project. The fourth quarter 2011 capital expenditures included a $9.3 million litigation settlement payment to the general contractor for our St. Charles hotel construction project completed in 2008.  For the years ended Dec. 31, 2012 and 2011, capital expenditures were $133.1 million and $82.6 million, respectively.

Dividends.  During the fourth quarter of 2012, our Board of Directors declared a cash dividend of $0.125 per share, which we paid on Dec. 14, 2012.  On Feb. 6, 2013, the Board declared a cash dividend of $0.125 per share, payable on March 15, 2013 to stockholders of record on Feb. 28, 2013.

Outlook

In the first quarter of 2013, we currently expect:

•	depreciation to range from $24.5 million to $25.5 million.

•	interest expense, net of capitalized interest, to be between $28.5 million and $29.5 million, including non-cash interest expense of approximately $1.3 million.

•	the combined state and federal income tax rate to be in the range of 40% to 42%.

•	capital spending of $49.0 million to $54.0 million, including approximately $15.0 million for maintenance capital expenditures and $36.0 million related to Lake Charles design and construction costs.

•	non-cash stock-based compensation expense of $3.6 million to $4.1 million.

•	corporate expense, including merger costs and excluding corporate’s portion of non-cash stock-based compensation expense, to be between $13.5 million and $14.0 million.

Pending Merger

As previously announced, on Dec. 20, 2012, Ameristar Casinos, Inc. entered into an agreement and plan of merger with Pinnacle Entertainment, Inc., pursuant to which Pinnacle will acquire all of the outstanding common shares of Ameristar for $26.50 per share in cash.  The merger is subject to customary closing conditions, required regulatory approvals and approval by Ameristar’s stockholders. The transaction is expected to close in the second or third quarter of 2013.

Ameristar and Pinnacle filed the required Hart-Scott-Rodino premerger notification and report forms on Jan. 11, 2013.  Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws.  On Feb. 1, 2013, Ameristar filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) relating to a special meeting of Ameristar’s stockholders to consider and approve the merger agreement.  No assurance can be given that the merger will be completed.

Additional Information about the Pending Merger and Where to Find It

This press release may be deemed to be solicitation material in respect of the pending merger of Pinnacle and Ameristar.  In connection with the proposed merger, Ameristar has filed a preliminary proxy statement with the SEC and will later file a definitive proxy statement and mail it to its stockholders.  INVESTORS AND AMERISTAR’S STOCKHOLDERS ARE URGED TO READ CAREFULLY THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND OTHER PROXY MATERIALS THAT AMERISTAR FILES WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERISTAR, THE MERGER AND RELATED MATTERS.  The preliminary and definitive proxy statements and other relevant materials, and any other documents filed by Ameristar with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, stockholders can obtain free copies of the proxy statement from Ameristar by contacting Ameristar’s Investor Relations Department by telephone at (702) 567-7000, or by mail at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, or at Ameristar’s website at www.ameristar.com.

Participants in the Solicitation

Ameristar and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of Ameristar in connection with the pending merger.  Information about Ameristar’s directors and executive officers is included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011 and the proxy statement for our 2012 Annual Meeting of Stockholders, filed with the SEC on April 30, 2012.  Additional information regarding the interests of Ameristar’s directors and executive officers in the merger is included in the preliminary proxy statement for the special meeting of Ameristar’s stockholders and will be included in the definitive proxy statement described above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should,” “could,” “would,” “will” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.    For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions.  Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,200 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES:
Casino	$298,498	$305,040	$1,228,958	$1,248,616
Food and beverage	36,037	34,067	139,565	138,192
Rooms	19,152	18,842	77,698	77,870
Other	6,653	6,954	27,957	28,905
	360,340	364,903	1,474,178	1,493,583
Less: promotional allowances	(71,513)	(68,741)	(278,957)	(279,077)
Net revenues	288,827	296,162	1,195,221	1,214,506

OPERATING EXPENSES:
Casino	134,385	135,113	537,862	548,635
Food and beverage	13,599	14,484	53,634	54,414
Rooms	2,031	2,340	8,121	8,266
Other	2,452	2,701	9,761	10,669
Selling, general and administrative	68,337	69,808	251,395	259,151
Depreciation and amortization	25,761	27,264	106,317	105,922
Impairment of fixed assets	9,563	245	9,563	245
Net loss (gain) on disposition of assets	208	79	408	(45)
Total operating expenses	256,336	252,034	977,061	987,257

Income from operations	32,491	44,128	218,160	227,249

OTHER INCOME (EXPENSE):
Interest income	5	12	44	15
Interest expense, net of capitalized interest	(29,383)	(27,090)	(114,740)	(106,623)
Loss on early retirement of debt	—	—	—	(85,311)
Other	—	508	835	(784)

INCOME BEFORE INCOME TAX PROVISION	3,113	17,558	104,299	34,546
Income tax provision	1,898	10,179	27,964	27,752
NET INCOME	$1,215	$7,379	$76,335	$6,794

EARNINGS PER SHARE:
Basic	$0.04	$0.23	$2.32	$0.17
Diluted	$0.04	$0.22	$2.26	$0.17

CASH DIVIDENDS DECLARED PER SHARE	$0.125	$0.105	$0.50	$0.42

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	32,837	32,681	32,906	40,242
Diluted	34,225	34,014	33,743	41,136

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	December 31, 2012		December 31, 2011
Balance sheet data
Cash and cash equivalents	$89,392		$85,719
Total assets	$2,074,274		$2,012,039
Total debt, including net discount of $926 and $8,258	$1,917,979		$1,926,064
Stockholders’ deficit	$(22,259)		$(90,578)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Consolidated cash flow information
Net cash provided by operating activities	$20,901	$44,070	$223,970	$253,349
Net cash used in investing activities	$(41,359)	$(33,608)	$(180,824)	$(52,283)
Net cash used in financing activities	$(6,461)	$(16,658)	$(39,473)	$(186,533)

Net revenues
Ameristar St. Charles	$66,424	$66,129	$268,928	$269,759
Ameristar Kansas City	51,435	55,939	211,791	226,054
Ameristar Council Bluffs	40,262	40,675	166,003	164,523
Ameristar Black Hawk	38,649	38,143	160,212	153,203
Ameristar Vicksburg	27,701	28,133	119,766	118,094
Ameristar East Chicago	50,817	52,773	210,482	221,893
Jackpot Properties	13,539	14,370	58,039	60,980
Consolidated net revenues	$288,827	$296,162	$1,195,221	$1,214,506

Operating income (loss)
Ameristar St. Charles	$15,159	$14,347	$68,163	$68,908
Ameristar Kansas City	13,698	15,268	61,400	66,088
Ameristar Council Bluffs	13,474	13,977	60,635	57,962
Ameristar Black Hawk	8,607	9,877	40,733	37,562
Ameristar Vicksburg	7,828	7,923	39,719	38,365
Ameristar East Chicago	5,002	3,920	21,100	22,445
Jackpot Properties	2,418	2,419	11,567	13,642
Corporate and other	(33,695)	(23,603)	(85,157)	(77,723)
Consolidated operating income	$32,491	$44,128	$218,160	$227,249

Adjusted EBITDA
Ameristar St. Charles	$22,531	$22,333	$96,231	$96,885
Ameristar Kansas City	17,433	19,195	76,159	81,448
Ameristar Council Bluffs	15,598	15,671	68,816	66,182
Ameristar Black Hawk	13,160	14,518	58,770	56,009
Ameristar Vicksburg	11,783	11,773	54,768	53,361
Ameristar East Chicago	8,531	8,477	38,853	39,921
Jackpot Properties	3,894	4,119	17,279	19,507
Corporate and other	(12,540)	(11,834)	(49,291)	(48,177)
Consolidated Adjusted EBITDA	$80,390	$84,252	$361,585	$365,136

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Operating income margins (1)
Ameristar St. Charles	22.8%	21.7%	25.3%	25.5%
Ameristar Kansas City	26.6%	27.3%	29.0%	29.2%
Ameristar Council Bluffs	33.5%	34.4%	36.5%	35.2%
Ameristar Black Hawk	22.3%	25.9%	25.4%	24.5%
Ameristar Vicksburg	28.3%	28.2%	33.2%	32.5%
Ameristar East Chicago	9.8%	7.4%	10.0%	10.1%
Jackpot Properties	17.9%	16.8%	19.9%	22.4%
Consolidated operating income margin	11.2%	14.9%	18.3%	18.7%

Adjusted EBITDA margins (2)
Ameristar St. Charles	33.9%	33.8%	35.8%	35.9%
Ameristar Kansas City	33.9%	34.3%	36.0%	36.0%
Ameristar Council Bluffs	38.7%	38.5%	41.5%	40.2%
Ameristar Black Hawk	34.1%	38.1%	36.7%	36.6%
Ameristar Vicksburg	42.5%	41.8%	45.7%	45.2%
Ameristar East Chicago	16.8%	16.1%	18.5%	18.0%
Jackpot Properties	28.8%	28.7%	29.8%	32.0%
Consolidated Adjusted EBITDA margin	27.8%	28.4%	30.3%	30.1%

(1)         Operating income margin is operating income (loss) as a percentage of net revenues.

(2)         Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

     The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non GAAP financial measure.

Three Months Ended December 31, 2012

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Non-Operational Professional Fees	Non-Capitalizable Lake Charles Development Costs	Adjusted EBITDA
Ameristar St. Charles	$15,159	$7,096	$—	$276	$—	$—	$22,531
Ameristar Kansas City	13,698	3,396	9	330	—	—	17,433
Ameristar Council Bluffs	13,474	1,904	12	208	—	—	15,598
Ameristar Black Hawk	8,607	4,370	—	183	—	—	13,160
Ameristar Vicksburg	7,828	3,726	—	229	—	—	11,783
Ameristar East Chicago	5,002	3,278	(7)	258	—	—	8,531
Jackpot Properties	2,418	1,283	—	193	—	—	3,894
Corporate and other	(33,695)	708	9,757	3,828	6,669	193	(12,540)
Consolidated	$32,491	$25,761	$9,771	$5,505	$6,669	$193	$80,390

Three Months Ended December 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding (Reimbursements) Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$14,347	$7,468	$(10)	$528	$—	$—	$22,333
Ameristar Kansas City	15,268	3,700	—	227	—	—	19,195
Ameristar Council Bluffs	13,977	1,885	—	303	—	(494)	15,671
Ameristar Black Hawk	9,877	4,401	—	240	—	—	14,518
Ameristar Vicksburg	7,923	3,546	—	303	—	1	11,773
Ameristar East Chicago	3,920	4,337	89	131	—	—	8,477
Jackpot Properties	2,419	1,283	—	417	—	—	4,119
Corporate and other	(23,603)	644	245	10,186	694	—	(11,834)
Consolidated	$44,128	$27,264	$324	$12,335	$694	$(493)	$84,252

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA - CONTINUED

(Dollars in Thousands) (Unaudited)

Year Ended December 31, 2012

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non- Operational Professional Fees	Non- Capitalizable Lake Charles Development Costs	Net River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$68,163	$27,488	$(150)	$730	$—	$—	$—	$—	$96,231
Ameristar Kansas City	61,400	14,248	(100)	611	—	—	—	—	76,159
Ameristar Council Bluffs	60,635	7,844	(88)	558	—	—	—	(133)	68,816
Ameristar Black Hawk	40,733	17,618	(72)	491	—	—	—	—	58,770
Ameristar Vicksburg	39,719	14,428	(1)	622	—	—	—	—	54,768
Ameristar East Chicago	21,100	16,559	603	591	—	—	—	—	38,853
Jackpot Properties	11,567	5,149	22	541	—	—	—	—	17,279
Corporate and other	(85,157)	2,983	9,757	14,109	1,227	6,669	1,121	—	(49,291)
Consolidated	$218,160	$106,317	$9,971	$18,253	$1,227	$6,669	$1,121	$(133)	$361,585

Year Ended December 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non- Operational Professional Fees	Net River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$68,908	$26,922	$(6)	$1,052	$—	$—	$9	$96,885
Ameristar Kansas City	66,088	14,855	(80)	585	—	—	—	81,448
Ameristar Council Bluffs	57,962	7,542	(105)	670	—	—	113	66,182
Ameristar Black Hawk	37,562	17,834	(21)	634	—	—	—	56,009
Ameristar Vicksburg	38,365	13,997	(1)	750	—	—	250	53,361
Ameristar East Chicago	22,445	16,854	156	466	—	—	—	39,921
Jackpot Properties	13,642	5,068	13	784	—	—	—	19,507
Corporate and other	(77,723)	2,850	244	19,404	75	6,973	—	(48,177)
Consolidated	$227,249	$105,922	$200	$24,345	$75	$6,973	$372	$365,136

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$1,215	$7,379	$76,335	$6,794
Income tax provision	1,898	10,179	27,964	27,752
Interest expense, net of capitalized interest	29,383	27,090	114,740	106,623
Interest income	(5)	(12)	(44)	(15)
Other	—	(508)	(835)	784
Net loss (gain) on disposition of assets	208	79	408	(45)
Impairment of fixed assets	9,563	245	9,563	245
Depreciation and amortization	25,761	27,264	106,317	105,922
Stock-based compensation	5,505	12,335	18,253	24,345
Non-operational professional fees	6,669	—	6,669	6,973
Non-capitalizable Lake Charles development costs	193	—	1,121	—
Deferred compensation plan expense	—	694	1,227	75
Loss on early retirement of debt	—	—	—	85,311
Net river flooding (reimbursements) expenses	—	(493)	(133)	372
Adjusted EBITDA	$80,390	$84,252	$361,585	$365,136

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Diluted earnings per share (EPS)	$0.04	$0.22	$2.26	$0.17
Non-operational professional fees	0.11	—	0.12	0.14
Impairment of fixed assets	0.17	—	0.17	—
Cumulative effect from tax elections	—	—	(0.47)	—
Non-capitalizable Lake Charles development costs	—	—	0.02	—
Loss on early retirement of debt	—	—	—	1.34
Non-cash tax provision impact from change in Indiana state tax rate	—	—	—	0.08
Net river flooding (reimbursements) expenses	—	(0.01)	—	0.01
Adjusted diluted earnings per share (Adjusted EPS)	$0.32	$0.21	$2.10	$1.74

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	34,225	34,014	33,743	41,136

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, non-capitalizable development costs, impairment loss, loss on early retirement of debt and river flooding expenses and reimbursements.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, the cumulative effect from tax elections, non-operational professional fees, non-capitalizable development costs, impairment loss, non-cash tax provision impact from state tax rate change and river flooding expenses and reimbursements. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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